Exhibit 4.4

JUMPTAP, INC.

AMENDED AND RESTATED

2005 STOCK OPTION AND GRANT PLAN

SECTION 1.  GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Amended and Restated JumpTap, Inc. 2005 Stock Option and Grant Plan (the “Plan”) and amends and restates the JumpTap, Inc. 2005 Stock Option and Grant Plan.  The purpose of the Plan is to encourage and enable the officers, employees, directors and other key persons (including consultants and prospective employees) of JumpTap, Inc. (including any successor entity, the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company.  It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person.  A Person shall be deemed to control another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards or any combination of the foregoing.

“Bankruptcy” shall mean (i) the filing of a voluntary petition under any bankruptcy or insolvency law, or a petition for the appointment of a receiver or the making of an assignment for the benefit of creditors, with respect to the Holder, or (ii) the Holder being subjected involuntarily to such a petition or assignment or to an attachment or other legal or equitable interest with respect to the Holder’s assets, which involuntary petition or assignment or attachment is not discharged within 60 days after its date, and (iii) the Holder being subject to a transfer of its Issued Shares by operation of law (including by divorce, even if not insolvent), except by reason of death.

“Board” means the Board of Directors of the Company.

“Cause” means a vote of the Board resolving that the grantee should be dismissed as a result of (i) the commission of any act by a grantee constituting financial dishonesty against the Company or its Subsidiaries (which act would be chargeable as a crime under applicable law); (ii) a grantee’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by the Board, would:  (A) materially adversely affect the business or the reputation of the Company or any of its Subsidiaries with their respective current or prospective customers, suppliers, lenders and/or other third parties with whom such entity does or might do business; or (B) expose the Company or any of its Subsidiaries to a risk of civil or criminal legal damages, liabilities or penalties; (iii) the repeated failure by a grantee to follow the directives of the chief executive officer of the Company or any of its Subsidiaries or Board, or (iv) any material misconduct, violation of the Company’s or Subsidiaries’ policies, or willful and deliberate non-performance of duty by the grantee in connection with the business affairs of the Company or its Subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Committee of the Board referred to in Section 2.

“Effective Date” means the date on which the Plan is approved by stockholders as set forth at the end of this Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Committee.

“Holder” means, with respect to an Award or any Issued Shares, the Person holding such Award or Issued Shares, including the initial recipient of the Award or any Permitted Transferee.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Issued Shares” means, collectively, all outstanding Shares issued pursuant to Restricted Stock Awards, all outstanding Shares issued pursuant to Unrestricted Stock Awards, and all Option Shares.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option Shares” means outstanding shares of Stock that were issued to a Holder upon the exercise of a Stock Option.

“Permitted Transferees” shall mean any of the following to whom a Holder may transfer Issued Shares hereunder (as set forth in Section 9(a)(ii)(A)):  the Holder’s spouse, children (natural or adopted), stepchildren or a trust for their sole benefit of which the Holder is the settlor; provided, however, that any such trust does not require or permit distribution of any

Issued Shares during the term of this Agreement unless subject to its terms.  Upon the death of the Holder, the term Permitted Transferees shall also include such deceased Holder’s estate, executions, administrations, personal representations, heirs, legatees and distributees, as the case may be.

“Person” shall mean any individual, corporation, partnership (limited or general), limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 6.

“Repurchase Event” means (i) a Termination Event, (ii) the Holder’s Bankruptcy, or (iii) the consummation of a Sale Event.

“Restricted Stock Award” means Awards granted pursuant to Section 7 and “Restricted Stock” means Shares granted pursuant to such Awards.

“Sale Event” means the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (iv) the sale of all or a majority of the Stock of the Company to an unrelated person or entity, or (v) any other transaction in which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or a successor entity immediately upon completion of the transaction.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shares” means shares of Stock.

“Stock” means the Common Stock, par value $.01 per share, of the Company, subject to adjustments pursuant to Section 3.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has a controlling interest, either directly or indirectly.

“Termination Event” means the termination of the Award recipient’s employment or service relationship with the Company and its Subsidiaries for any reason whatsoever, regardless of the circumstances thereof, and including, without limitation, upon death, disability, retirement, discharge or resignation for any reason, whether voluntarily or involuntarily.  The following shall not constitute a Termination Event:  (i) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another Subsidiary or (ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Committee, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

“Unrestricted Stock Award” means any Award granted pursuant to Section 8 and “Unrestricted Stock” means Shares granted pursuant to such Awards.

SECTION 2.  ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)                                 Administration of Plan.  The Plan shall be administered by the Board, or at the discretion of the Board, by a committee of the Board, comprised of not less than two Directors.  All references herein to the Committee shall be deemed to refer to the group then responsible for administration of the Plan at the relevant time (i.e., either the Board of Directors or a committee or committees of the Board, as applicable).

(b)                                 Powers of Committee.  The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)                                     to select the individuals to whom Awards may from time to time be granted;

(ii)                                  to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards or any combination of the foregoing, granted to any one or more grantees;

(iii)                               to determine the number of shares of Stock to be covered by any Award;

(iv)                              to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

(v)                                 to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)                              to impose any limitations on Awards granted under the Plan, including limitations on transfers, repurchase provisions and the like and to exercise repurchase rights or obligations;

(vii)                           subject to any restrictions applicable to Incentive Stock Options, to extend at any time the period in which Stock Options may be exercised; and

(viii)                        at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Plan grantees.

(c)                                  Indemnification.  Neither the Board nor the Committee, nor any member of either or any delegatee thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegatee thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

SECTION 3.  STOCK ISSUABLE UNDER THE PLAN; CHANGES IN STOCK; SUBSTITUTION

(a)                                 Stock Issuable.  The maximum number of Shares reserved and available for issuance under the Plan shall be 2,500,000 Shares, subject to adjustment as provided in Section 3(b).  For purposes of this limitation, the Shares underlying any Awards which are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the Shares available for issuance under the Plan.  Subject to such overall limitation, Shares may be issued up to such maximum number pursuant to any type or types of Award.  The Shares available for issuance under the Plan may be authorized but unissued Shares or Shares reacquired by the Company and held in its treasury.

(b)                                 Changes in Stock.  Subject to Section 4 hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger, consolidation or sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Committee shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price per share subject to each outstanding Award, if any, and (iv) the exercise price and/or exchange price for each share subject to any then outstanding Stock Options under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options) as to which such Stock Options remain exercisable.  The adjustment by the Committee shall be final, binding and conclusive.  No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional shares.

The Committee may also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Committee that such adjustment is appropriate to avoid distortion in the operation of the Plan, provided that no such adjustment shall be made in the case of an Incentive Stock Option, without the consent of the grantee, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code.

(c)                                  Substitute Awards.  The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation.  The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.  Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.  TREATMENT UPON SALE EVENT OR OTHER EXTRAORDINARY TRANSACTION

(a)                                 Options.

(i)                                     In the case of and subject to the consummation of a Sale Event, unless otherwise provided in an Award agreement, the Plan and all Options issued hereunder shall terminate upon the effective time of any such Sale Event unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Options theretofore granted by the successor entity, or the substitution of such Options with new Options of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder).

(ii)                                  In the event of the termination of the Plan and all Options issued hereunder, each Holder of Options shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Committee, to exercise all such Options which are then exercisable or will become exercisable as of the effective time of the Sale Event; provided, however, that the exercise of Options not exercisable prior to the Sale Event shall be subject to the consummation of the Sale Event.

(iii)                               Notwithstanding anything to the contrary in Section 4(a)(i), in the event of a Sale Event pursuant to which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding vested Options in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Committee of the consideration payable per share of Stock pursuant to the Sale Event (the “Sale Price”) times the number of shares of Stock subject to outstanding vested Options (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding vested Options.

(b)                                 Restricted Stock Awards.  Unless otherwise provided in an Award agreement, in the case of and subject to the consummation of a Sale Event, shares of unvested Restricted Stock shall be subject to the repurchase right set forth in Section 9(c)(ii).  Unless otherwise provided in an Award agreement, any shares of vested Restricted Stock shall be treated in a Sale Event the same as all other Shares then outstanding.

(c)                                  Option Shares.  Unless otherwise provided in an Award agreement, any Option Shares shall be treated in a Sale Event the same as all other Shares then outstanding.

(d)                                 Unrestricted Stock Awards.  Unless otherwise provided in an Award agreement, any shares of Unrestricted Stock shall be treated in a Sale Event the same as all other Shares then outstanding.

SECTION 5.  ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Committee in its sole discretion.

SECTION 6.  STOCK OPTIONS

(a)                                 Nature of Stock Options.  A Stock Option is an Award entitling the recipient to acquire, at such exercise price as determined by the Committee, shares of Stock subject to such restrictions and conditions as the Committee may determine at the time of grant.  Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.  The grant of a Stock Option is contingent on the grantee executing the Stock Option agreement.  The terms and conditions of each such agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and grantees.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options.  Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code.  To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

No Incentive Stock Option shall be granted under the Plan after the date which is ten (10) years from the date the Plan is approved by Board of Directors.

(b)                                 Grants of Stock Options.  The Committee in its discretion may grant Stock Options to eligible directors, officers, employees and key persons of the Company or any

Subsidiary.  Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.  If the Committee so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Committee may establish.

(i)                                     Exercise Price.  The exercise price per share for the Stock covered by a Stock Option granted under the Plan shall be determined by the Committee at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant.  If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the option price of an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(ii)                                  Option Term.  The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted.  If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the term of such Stock Option shall be no more than five years from the date of grant.

(iii)                               Exercisability; Rights of a Stockholder.  Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date.  The Committee may at any time accelerate the exercisability of all or any portion of any Stock Option.  An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.  An optionee shall not be deemed to have acquired any such shares unless and until a Stock Option shall have been exercised pursuant to the terms hereof, the Company shall have issued and delivered the shares to the optionee, and the optionee’s name shall have been entered on the books of the Company as a stockholder.

(iv)                              Method of Exercise.  Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased.  Payment of the purchase price may be made by one or more of the following methods or as otherwise provided by the Committee:

(A)                               In cash, by certified or bank check or other instrument acceptable to the Committee in U.S. funds payable to the order of the Company in an amount equal to the purchase price of such Option Shares;

(B)                               By the optionee delivering to the Company a promissory note if the Board has expressly authorized the loan of funds to the optionee for the purpose of enabling or assisting the optionee to effect the exercise of his or her Stock Option; provided that at least so much of the exercise price as represents the par value of the

Stock shall be paid other than with a promissory note if otherwise required by state law; or

(C)                               If permitted by the Committee, through the delivery (or attestation to the ownership) of shares of Stock that have been beneficially owned by the optionee for at least six months and are not then subject to restrictions under any Company plan.  Such surrendered shares shall be valued at Fair Market Value on the exercise date.

Payment instruments will be received subject to collection.  No certificates for shares of Stock so purchased will be issued to optionee until the Company has completed all steps required by law to be taken in connection with the issuance and sale of the shares, including, without limitation, (i) receipt of a representation from the optionee at the time of exercise of the Option that the optionee is purchasing the shares for the optionee’s own account and not with a view to any sale or distribution thereof, (ii) the legending of any certificate representing the shares to evidence the foregoing representations and restrictions, and (iii) obtaining from optionee payment or provision for all withholding taxes due as a result of the exercise of the Option.  The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws.  In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

(c)                                  Annual Limit on Incentive Stock Options.  To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000.  To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 7.  RESTRICTED STOCK AWARDS

(a)                                 Nature of Restricted Stock Awards.  A Restricted Stock Award is an Award pursuant to which the Company may, in its sole discretion, grant or sell, at such purchase price as determined by the Committee, in its sole discretion, shares of Stock subject to such restrictions and conditions as the Committee may determine at the time of grant, which purchase price shall be payable in cash or other form of consideration acceptable to the Committee.  Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.  The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement.  The terms and conditions of each such agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and grantees.

(b)                                 Rights as a Stockholder.  Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award.

(c)                                  Vesting of Restricted Stock.  The Committee at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which Restricted Stock shall become vested, subject to such further rights of the Company or its assigns as may be specified in the instrument evidencing the Restricted Stock Award.

(d)                                 Record Owner; Dividends.  The Holder of Restricted Stock shall be considered the record owners of and shall be entitled to vote the Shares of Restricted Stock if and to the extent such Shares are entitled to voting rights.  The Holder shall be entitled to receive all dividends and any other distributions declared on the Shares; provided, however, that the Company is under no duty to declare any such dividends or to make any such distribution. The Restricted Stock Award agreement may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock.

SECTION 8.  UNRESTRICTED STOCK AWARDS

(a)                                 Grant or Sale of Unrestricted Stock.  The Committee may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Committee) an Unrestricted Stock Award to any grantee, pursuant to which such grantee may receive shares of Stock free of any vesting restrictions under the Plan.  Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such individual.

(b)                                 Elections to Receive Unrestricted Stock In Lieu of Compensation.  Upon the request of a grantee and with the consent of the Committee, each such grantee may, pursuant to an advance written election delivered to the Company no later than the date specified by the Committee, receive a portion of the cash compensation otherwise due to such grantee in the form of shares of Unrestricted Stock either currently or on a deferred basis.

SECTION 9.  TRANSFER RESTRICTIONS; COMPANY RIGHT OF FIRST REFUSAL; COMPANY REPURCHASE RIGHTS; VOTING AGREEMENT

(a)                                 Restrictions on Transfer.

(i)                                     Options.  No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee, or by the optionee’s legal representative or guardian in the event of the optionee’s incapacity.  The Optionee may elect to designate a beneficiary by providing written notice of the name of such beneficiary to the Company, and may revoke or change such designation at any time by filing written notice of revocation or change with the Company, and any such beneficiary may exercise the Optionee’s Stock Option in the event of the Optionee’s death to the extent provided herein.  If the Optionee does not designate a beneficiary, or if the designated beneficiary predeceases the Optionee, the legal representative of the Optionee may exercise this Stock Option in the event of the Optionee’s death to the extent provided herein.  Notwithstanding the foregoing, the Committee, in its sole discretion, may provide in the Award agreement regarding a given Option that the optionee may transfer, without consideration for the transfer, his or her Non-Qualified Stock Options to members of his or her immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option.

(ii)                                  Issued Shares.  No Issued Shares shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law, unless (i) such transfer is in compliance with the terms of the applicable Award, all applicable securities laws (including, without limitation, the Act), and with the terms and conditions of this Section 9, (ii) such transfer does not cause the Company to become subject to the reporting requirements of the Exchange Act, and (iii) the transferee consents in writing to be bound by the provisions of the Plan, including this Section 9.  In connection with any proposed transfer, the Committee may require the transferor to provide at the transferor’s own expense an opinion of counsel to the transferor, satisfactory to the Committee, that such transfer is in compliance with all foreign, federal and state securities laws (including, without limitation, the Securities Act).  Any attempted disposition of Issued Shares not in accordance with the terms and conditions of this Section 9 shall be null and void, and the Company shall not reflect on its records any change in record ownership of any Issued Shares as a result of any such disposition, shall otherwise refuse to recognize any such disposition and shall not in any way give effect to any such disposition of Issued Shares.  Subject to the foregoing general provisions, and unless otherwise provided in the agreement with respect to a particular Award, Issued Shares may be transferred pursuant to the following specific terms and conditions (provided that with respect to any transfer of Restricted Stock, all vesting and forfeiture provisions shall continue to apply only with respect to the original recipient):

(A)                               Transfers to Permitted Transferees.  The Holder may sell, assign, transfer or give away any or all of the Issued Shares to Permitted Transferees without triggering Section 9(b) of this Agreement; provided, however, that following such sale, assignment, or other transfer, such Issued Shares shall continue to be subject to the terms of this Plan (including this Section 9) and such Permitted Transferee(s) shall, as a condition to any such transfer, deliver a written acknowledgment to that effect to the Company.

(B)                               Transfers Upon Death.  Upon the death of the Holder, any Issued Shares then held by the Holder at the time of such death and any Issued Shares acquired thereafter by the Holder’s legal representative shall be subject to the provisions of this Plan, and the Holder’s estate, executors, administrators, personal representatives, heirs, legatees and distributees shall be obligated to convey such Issued Shares to the Company or its assigns under the terms contemplated hereby.

(b)                                 Right of First Refusal.  In the event that a Holder desires at any time to sell or otherwise transfer all or any part of such Holder’s Issued Shares, the Holder first shall give written notice to the Company of the Holder’s intention to make such transfer.  Such notice shall state the number of Issued Shares which the Holder proposes to sell (the “Offered Shares”), the price and the terms at which the proposed sale is to be made and the name and address of the proposed transferee.  At any time within 30 days after the receipt of such notice by the Company, the Company or its assigns may elect to purchase all or any portion of the Offered Shares at the price and on the terms offered by the proposed transferee and specified in the notice.  The Company or its assigns shall exercise this right by mailing or delivering written notice to the Holder within the foregoing 30-day period.  If the Company or its assigns elect to exercise its purchase rights under this Section 9(b), the closing for such purchase shall, in any event, take place within 45 days after the receipt by the Company of the initial notice from the Holder.  In the event that the Company or its assigns do not elect to exercise such purchase right, or in the event that the Company or its assigns do not pay the full purchase price within such 45-day period, the Holder may, within 60 days thereafter, sell the Offered Shares to the proposed transferee and at the same price and on the same terms as specified in the Holder’s notice.  Any Shares purchased by such proposed transferee shall no longer be subject to the terms of the Plan.  Any Shares not sold to the proposed transferee shall remain subject to the Plan.

(c)                                  Company’s Right of Repurchase.

(i)                                     Option Shares and Vested Issued Shares.  Unless otherwise set forth in an Award agreement, the Company shall have no right, upon a Repurchase Event, to repurchase from a Holder (A) any Option Shares acquired upon exercise of a Stock Option by such Holder, (B) any Issued Shares received pursuant to a Restricted Stock Award that have vested, or (C) any Issued Shares received pursuant to an Unrestricted Stock Award.

(ii)                                  Right of Repurchase With Respect to Unvested Restricted Stock.  Unless otherwise set forth in an Award agreement, the Company or its assigns shall have the right and option upon a Repurchase Event to repurchase from a Holder of Issued Shares received pursuant to a Restricted Stock Award some or all (as determined by the Company) of such Issued Shares which have not vested as of the date of the Repurchase Event, at a price per share equal to, subject to adjustment as provided in Section 3(b), the original per share purchase price paid by the recipient (the “Repurchase Price”).  Such repurchase right may be exercised by the Company within six months following the date of such Repurchase Event (the “Repurchase Period”).

(iii)                               Procedure.  Any repurchase right of the Company shall be exercised by the Company or its assigns by giving the Holder written notice on or before the last day of the Repurchase Period of its intention to exercise such repurchase right.  Upon such notification, the Holder shall promptly surrender to the Company, free and clear of any liens or encumbrances, any certificates representing the Shares being purchased, together with a duly executed stock power for the transfer of such Shares to the Company or the Company’s assignee or assignees.  Upon the Company’s or its assignee’s receipt of the certificates from the Holder, the Company or its assignee or assignees shall deliver to him, her or them a check for the Repurchase Price; provided, however, that the Company may pay the Repurchase Price by offsetting and canceling any indebtedness then owed by the Holder to the Company.

(d)                                 Drag Along Right.  In the event the holders of a majority of the Company’s equity securities then outstanding (the “Majority Shareholders”) determine to sell or otherwise dispose of all or substantially all of the assets of the Company or all or fifty percent (50%) or more of the capital stock of the Company, in each case in a transaction constituting a change in control of the Company, to any non-Affiliate(s) of the Company or any of the Majority Shareholders, or to cause the Company to merge with or into or consolidate with any non-Affiliate(s) of the Company or any of the Majority Shareholders (in each case, the “Buyer”) in a bona fide negotiated transaction (a “Sale”), a Holder of Issued Shares, including any Permitted Transferees, shall be obligated to and shall upon the written request of the Majority Shareholders:  (a) sell, transfer and deliver, or cause to be sold, transferred and delivered, to the Buyer, his or her Issued Shares (including for this purpose all of such Holder’s or his or her Permitted Transferee’s Issued Shares that presently or as a result of any such transaction may be acquired upon the exercise of an Option (following the payment of the exercise price therefor)) on substantially the same terms applicable to the Majority Shareholders (with appropriate adjustments to reflect the conversion of convertible securities, the redemption of redeemable securities and the exercise of exercisable securities as well as the relative preferences and priorities of preferred stock); and (b) execute and deliver such instruments of conveyance and transfer and take such other action, including voting such Issued Shares in favor of any Sale proposed by the Majority Shareholders and executing any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents as the Majority Shareholders or the Buyer may reasonably require in order to carry out the terms and provisions of this Section 9(d).

(e)                                  Escrow Arrangement.

(i)                                     Escrow.  In order to carry out the provisions of Sections 9(b), (c), and (d) of this Agreement more effectively, the Company shall hold any Issued Shares in escrow together with separate stock powers executed by the Holder in blank for transfer, and any Permitted Transferee shall, as an additional condition to any transfer of Issued Shares, execute a like stock power as to such Issued Shares.  The Company shall not dispose of the Issued Shares except as otherwise provided in this Agreement.  In the event of any repurchase by the Company (or any of its assigns), the Company is hereby authorized by the Holder and any Permitted Transferee, as the Holder’s and each such Permitted Transferee’s attorney-in-fact, to date and complete the stock powers necessary for the transfer of the Issued Shares being purchased and to transfer such Issued Shares in accordance with the terms hereof.  At such time as any Issued Shares are no longer subject to the Company’s repurchase, first refusal and drag along rights, the Company shall, at the written request of the Holder, deliver to the Holder (or the relevant Permitted Transferee) a certificate representing such Issued Shares with the balance of the Issued Shares to be held in escrow pursuant to this Section 9(e).

(ii)                                  Remedy.  Without limitation of any other provision of this Agreement or other rights, in the event that a Holder, any Permitted Transferees or any other Person is required to sell a Holder’s Issued Shares pursuant to the provisions of Sections 9(b), (c), or (d) hereof and in the further event that he or she refuses or for any reason fails to deliver to the Company or its designated purchaser of such Issued Shares the certificate or certificates evidencing such Issued Shares together with a related stock power, the Company or such designated purchaser may deposit the applicable purchase price for such Issued Shares with a bank designated by the

Company, or with the Company’s independent public accounting firm, as agent or trustee, or in escrow, for such Holder, any Permitted Transferees or other Person, to be held by such bank or accounting firm for the benefit of and for delivery to him, her, them or it, and/or, in its discretion, pay such purchase price by offsetting any indebtedness then owed by such Holder as provided above.  Upon any such deposit and/or offset by the Company or its designated purchaser of such amount and upon notice to the Person who was required to sell the Issued Shares to be sold pursuant to the provisions of Sections 9(b), (c), or (d), such Issued Shares shall at such time be deemed to have been sold, assigned, transferred and conveyed to such purchaser, such Holder shall have no further rights thereto (other than the right to withdraw the payment thereof held in escrow, if applicable), and the Company shall record such transfer in its stock transfer book or in any appropriate manner.

(f)                                   Lockup Provision.  A Holder agrees, if requested by the Company and any underwriter engaged by the Company, not to sell or otherwise transfer or dispose of any Issued Shares (including, without limitation, pursuant to Rule 144 under the Securities Act) held by him or her for such period following the effective date of any registration statement of the Company filed under the Securities Act as the Company or such underwriter shall specify reasonably and in good faith, not to exceed 180 days in the case of the Company’s initial public offering or 90 days in the case of any other public offering.

(g)                                  Adjustments for Changes in Capital Structure.  If, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Common Stock, the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares of the Company’s stock, the restrictions contained in this Section 9 shall apply with equal force to additional and/or substitute securities, if any, received by Holder in exchange for, or by virtue of his or her ownership of, Issued Shares.

(h)                                 Termination.  The terms and provisions of Section 9(b), Section 9(c), Section 9(d) and Section 9(e) shall terminate upon the closing of the Company’s initial public offering or upon consummation of any Sale Event, in either case as a result of which shares of the Company (or a successor entity) of the same class as the Issued Shares are registered under Section 12 of the Exchange Act and publicly traded on NASDAQ/NMS or any national security exchange.

(i)                                     Voting Agreement.  Any recipient of a Restricted Stock Award or Unrestricted Stock Award shall, if requested by the Company and as a condition to such Award, become a party to that certain Voting Agreement dated as of March 22, 2005 by and among the parties named therein (the “Voting Agreement”) and any recipient of an Option shall, upon exercise of such Option and if requested by the Company and as a condition to such exercise, become a party to the Voting Agreement, in each case as a Key Holder thereunder.  A copy of the Voting Agreement shall be made available to any Award recipient upon request.

SECTION 10.  TAX WITHHOLDING

(a)                                 Payment by Grantee.  Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income.  The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee.  The Company’s obligation to deliver stock certificates to any grantee is subject to and conditioned on any such tax obligations being satisfied by the grantee.

(b)                                 Payment in Stock.  Subject to approval by the Committee, a grantee may elect to have the minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due.

SECTION 11.  AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Committee may, at any time, amend or cancel any outstanding Award (or provide substitute Awards at the same or a reduced exercise or purchase price or with no exercise or purchase price) in a manner not inconsistent with the terms of the Plan, provided that such price, if any, must satisfy the requirements which would apply to the substitute or amended Award if it were then initially granted under this Plan for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent.  In addition, to the extent determined by the Committee to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Company’s stockholders who are entitled to vote at a meeting of stockholders.  Nothing in this Section 11 shall limit the Committee’s authority to take any action permitted pursuant to Section 3(c).

SECTION 12.  STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards.  In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 13.  GENERAL PROVISIONS

(a)                                 No Distribution; Compliance with Legal Requirements.  The Committee may require each person acquiring Stock pursuant to an Award to represent to and agree with the

Company in writing that such person is acquiring the shares without a view to distribution thereof.  No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal requirements have been satisfied.  The Committee may require the placing of restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b)                                 Delivery of Stock Certificates.  Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company.

(c)                                  Other Compensation Arrangements; No Employment Rights.  Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases.  The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(d)                                 Loans to Award Recipients.  The Company shall have the authority to make loans to recipients of Awards hereunder (including to facilitate the purchase of shares) and shall further have the authority to issue shares for promissory notes hereunder.

(e)                                  Designation of Beneficiary.  Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death.  Any such designation shall be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee.  If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

(f)                                   Legend.  Any certificate(s) representing the Issued Shares shall carry substantially the following legend:

The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including repurchase and restrictions against transfers) contained in the JumpTap, Inc. 2005 Stock Option and Grant Plan and any agreement entered into thereunder by and between the company and the holder of this certificate (a copy of which is available at the offices of the company for examination).

SECTION 14.  EFFECTIVE DATE OF PLAN

This Plan shall become effective upon approval by the stockholders in accordance with applicable law.  Subject to such approval by the stockholders and to the requirement that no Stock may be issued hereunder prior to such approval, Stock Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board.

SECTION 15.  GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

SECTION 16.  DISPUTE RESOLUTION

(a)                                 Except as provided below, any dispute arising out of or relating to this Plan or any Award made hereunder, or any agreement executed in connection herewith, or the breach, termination or validity of this Plan, any such Award or any such agreement, shall be finally settled by binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures (the “J.A.M.S. Rules”).  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.  The place of arbitration shall be Boston, Massachusetts.

(b)                                 The arbitration shall commence within 60 days of the date on which a written demand for arbitration is filed by any party hereto.  In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses.  In addition, each party may take up to three (3) depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party.  However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission.  In connection with any arbitration, each party to the arbitration shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert.  The arbitrator’s decision and award shall be made and delivered within six (6) months of the selection of the arbitrator.  The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability.  The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages, and each party hereby irrevocably waives any claim to such damages.

(c)                                  The Company, each recipient of an Award hereunder, each party to an agreement governed hereby and any other holder of Stock issued under this Plan (each, a “Party”) covenants and agrees that such party will participate in the arbitration in good faith.  This Section 16 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

(d)                                 Each Party (i) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court.  Each Party hereby consents to service of process by registered mail at the address to which notices are to be given.  Each Party agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of each other Party.  Final judgment against any Party in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

DATE APPROVED BY BOARD OF DIRECTORS:  March 22, 2005

DATE APPROVED BY STOCKHOLDERS:  March 22, 2005

AMENDED AND RESTATED BY BOARD OF DIRECTORS:

AMENDED AND RESTATED BY STOCKHOLDERS:

AMENDMENT

TO

AMENDED AND RESTATED 2005 STOCK OPTION AND GRANT PLAN

The JumpTap, Inc. Amended and Restated 2005 Stock Option and Grant Plan (as amended, the “Plan”) is hereby amended by the Board of Directors and stockholders of JumpTap, Inc., a Delaware corporation (the “Company”), as follows:

1.              Section 1 of the Plan is hereby amended by deleting the first sentence of Section 1 and substituting therefor the following:

“The name of the plan is the Amended and Restated JumpTap, Inc. 2005 Stock Option and Grant Plan (the “Plan”) and amends and restates the JumpTap, Inc. 2005 Stock Option and Grant Plan.”

2.              Section 3(a) of the Plan is hereby amended by deleting the first sentence of Section 3(a) and substituting therefor the following:

“The maximum number of Shares reserved and available for issuance under the Plan shall be 3,967,863 Shares, subject to adjustment as provided in Section 3(b).”

3.              The Plan is hereby amended by inserting the following as Section 17:

“SECTION 17. INTEGRATION WITH OTHER COMPANY AGREEMENTS . In the event the Company enters into an agreement with the Holder of an Award that conflicts with or contradicts the provisions of Section 9 hereunder (or as such provisions may be modified by the terms of an Award), then such agreement may provide that either (i) the terms of the Plan and/or the Award or (ii) such agreement shall control.”

ADOPTED BY BOARD OF DIRECTORS:	November 23, 2005

ADOPTED BY STOCKHOLDERS:	November 23, 2005

AMENDMENT NO. 2

TO

AMENDED AND RESTATED 2005 STOCK OPTION AND GRANT PLAN

The JumpTap, Inc. Amended and Restated 2005 Stock Option and Grant Plan (as amended, the “Plan”) is hereby amended by the Board of Directors and stockholders of JumpTap, Inc., a Delaware corporation (the “Company”), as follows:

1.                                      Section 3(a) of the Plan is hereby amended by deleting the first sentence of Section 3(a) and substituting therefor the following:

“The maximum number of Shares reserved and available for issuance under the Plan shall be 6,030,863 Shares, subject to adjustment as provided in Section 3(b).”

ADOPTED BY BOARD OF DIRECTORS:	September 27, 2006

ADOPTED BY STOCKHOLDERS:	September 27, 2006

AMENDMENT NO. 3

TO

AMENDED AND RESTATED 2005 STOCK OPTION AND GRANT PLAN

The JumpTap, Inc. Amended and Restated 2005 Stock Option and Grant Plan (as amended, the “Plan”) is hereby amended by the Board of Directors and stockholders of JumpTap, Inc., a Delaware corporation (the “Company”), as follows:

1.              The name of the Plan is hereby amended by deleting the current name of the Plan “SpringRight, Inc. Amended and Restated 2005 Stock Option and Grant Plan” and substituting therefor the following:

JUMPTAP, INC. AMENDED AND RESTATED 2005 STOCK OPTION AND GRANT PLAN

2.              Section 3(a) of the Plan is hereby amended by deleting the first sentence of Section 3(a)

and substituting therefor the following:

“The maximum number of Shares reserved and available for issuance under the Plan shall be 7,130,863 Shares, subject to adjustment as provided in Section 3(b).”

ADOPTED BY BOARD OF DIRECTORS:	September 6, 2007
ADOPTED BY STOCKHOLDERS:	September 6, 2007

AMENDMENT NO. 4

TO

AMENDED AND RESTATED 2005 STOCK OPTION AND GRANT PLAN

The JumpTap, Inc. Amended and Restated 2005 Stock Option and Grant Plan (as amended, the .Plan.) is hereby amended by the Board of Directors and stockholders of JumpTap, Inc., a Delaware corporation (the .Company.), as follows:

1.              Section 3(a) of the Plan is hereby amended by deleting the first sentence of Section 3(a) and substituting therefor the following:

“The maximum number of Shares reserved and available for issuance under the Plan shall be 8,376,775 Shares, subject to adjustment as provided in Section 3(b).”

ADOPTED BY BOARD OF DIRECTORS:	July 3, 2008
ADOPTED BY STOCKHOLDERS:	July 4, 2008

AMENDMENT NO. 5

TO

AMENDED AND RESTATED 2005 STOCK OPTION AND GRANT PLAN

The JumpTap, Inc. Amended and Restated 2005 Stock Option and Grant Plan (as amended, the “Plan”) is hereby amended by the Board of Directors and stockholders of JumpTap, Inc., a Delaware corporation (the “Company”), as follows:

1.              Section 3(a) of the Plan is hereby amended by deleting the first sentence of Section 3(a) and substituting therefor the following:

“The maximum number of Shares reserved and available for issuance under the Plan shall be 9,314,225 Shares, subject to adjustment as provided in Section 3(b).”

ADOPTED BY BOARD OF DIRECTORS:	March 31, 2010
ADOPTED BY STOCKHOLDERS:	March 31, 2010

AMENDMENT NO. 6

TO

AMENDED AND RESTATED 2005 STOCK OPTION AND GRANT PLAN

The JumpTap, Inc. Amended and Restated 2005 Stock Option and Grant Plan (as amended, the .Plan.) is hereby amended by the Board of Directors and stockholders of JumpTap, Inc., a Delaware corporation (the .Company.), as follows:

1.              Section 3(a) of the Plan is hereby amended by deleting the first sentence of Section 3(a) and substituting therefor the following:

“The maximum number of Shares reserved and available for issuance under the Plan shall be 10,435,290 Shares, subject to adjustment as provided in Section 3(b).”

ADOPTED BY BOARD OF DIRECTORS:	September 19, 2010
ADOPTED BY STOCKHOLDERS:	September 20, 2010

AMENDMENT NO. 7

TO

AMENDED AND RESTATED 2005 STOCK OPTION AND GRANT PLAN

The JumpTap, Inc. Amended and Restated 2005 Stock Option and Grant Plan (as amended, the “Plan”) is hereby amended by the Board of Directors and stockholders of JumpTap, Inc., a Delaware corporation (the “Company”), as follows:

1.              Section 3(a) of the Plan is hereby amended by deleting the first sentence of Section 3(a) and substituting therefor the following:

“The maximum number of Shares reserved and available for issuance under the Plan shall be 11,339,141 Shares, subject to adjustment as provided in Section 3(b).”

ADOPTED BY BOARD OF DIRECTORS:	October 22, 2010
ADOPTED BY STOCKHOLDERS:	November 1, 2010

AMENDMENT NO. 8

TO

AMENDED AND RESTATED 2005 STOCK OPTION AND GRANT PLAN

The JumpTap, Inc. Amended and Restated 2005 Stock Option and Grant Plan (as amended, the “Plan”) is hereby amended by the Board of Directors and stockholders of JumpTap, Inc., a Delaware corporation (the “Company”), as follows:

1.              Section 3(a) of the Plan is hereby amended by deleting the first sentence of Section 3(a) and substituting therefor the following:

“The maximum number of Shares reserved and available for issuance under the Plan shall be 12,289,141 Shares, subject to adjustment as provided in Section 3(b).”

ADOPTED BY BOARD OF DIRECTORS:	March 18, 2011
ADOPTED BY STOCKHOLDERS:	March 18, 2011

AMENDMENT NO. 9

TO

AMENDED AND RESTATED 2005 STOCK OPTION AND GRANT PLAN

The JumpTap, Inc. Amended and Restated 2005 Stock Option and Grant Plan (as amended, the “Plan”) is hereby amended by the Board of Directors and stockholders of JumpTap, Inc., a Delaware corporation (the “Company”), as follows:

1.              Section 3(a) of the Plan is hereby amended by deleting the first sentence of Section 3(a) and substituting therefor the following:

“The maximum number of Shares reserved and available for issuance under the Plan shall be 15,039,141 Shares, subject to adjustment as provided in Section 3(b).”

ADOPTED BY BOARD OF DIRECTORS:	June 28, 2012
ADOPTED BY STOCKHOLDERS:	June 28, 2012

JUMPTAP, INC.

APPENDIX A – ISRAEL 2006

TO THE AMENDED AND RESTATED 2005 STOCK OPTION AND GRANT PLAN

1.                                    GENERAL

1.1.                       This appendix (the “Appendix”) shall apply only to Holders who are residents of the state of Israel or those who are deemed to be residents of the state of Israel for the payment of tax. The provisions specified hereunder shall form an integral part of the Amended and Restated 2005 Stock Option and Grant Plan of Jumptap, Inc., (hereinafter: the “Plan”). The Plan and this Appendix apply to the issuance of Awards relating to Common Stock of Jumptap, Inc. (hereinafter: the “Company”).

1.2                          This Appendix shall comply with Amendment no. 132 of the Israeli Tax Ordinance which is effective with respect to Awards granted as of January 1, 2003.

1.3.                       This Appendix is to be read as a continuation of the Plan and only modifies Awards granted to Israeli Holders so that they comply with the requirements set by the Israeli law in general , and in particular with the provisions of Section 102 (as specified herein), as may be amended or replaced from time to time. For the avoidance of doubt, this Appendix does not add to or modify the Plan in respect of any other category of Holders.

1.4.                       The Plan and this Appendix are complimentary to each other and shall be deemed as one. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions set out in the Appendix shall prevail.

1.5.                       Any capitalized terms not specifically defined in this Appendix shall be construed according to the interpretation given to it in the Plan.

2.                                    DEFINITIONS

2.1                          “Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2                          “Approved 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Holder.

2.3                            “Award” notwithstanding Section 1 of the plan, for the purpose of this Appendix, Award means an Award to purchase one or more Shares of the Company (including Options),

Restricted Stock Awards or Unrestricted Stock Awards granted by the Company to the Holder all in accordance with the provision of the Plan.

2.4                               “Capital Gain Award (CGA)” means an Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.5                               “Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.6                               “Employee” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding any Controlling Shareholder, all as determined in Section 102 of the Ordinance.

2.7                               “Holder” with respect to an Award or any Issued Shares, the Person holding or is entitled to hold such Award or Issued Shares, subject and pursuant to any applicable law, in particular with the provisions of Section 102 of the Ordinance.

2.8                               “ITA” means the Israeli Tax Authorities.

2.9                               “Non-Employee” means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.10                        “Ordinary Income Award (OIA)” means an Approved 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.11                        “102 Award” means any Award granted to Employees pursuant to Section 102 of the Ordinance.

2.12                        “3(i) Award” means an Award granted pursuant to Section 3(i) of the Ordinance to any person who is a Non-Employee.

2.13                        “Israeli Award Agreement” means the Israeli Option, Restricted Stock Awards or Unrestricted Stock Awards Agreement, as applicable, between the Company and a Holder employed in Israel that sets out the terms and conditions of an Award.

2.14                        “Ordinance” means the 1961 Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

2.15                        “Section 102” means section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

2

2.16                     “Trustee” means any individual appointed by tie Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.17                    “Unapproved 102 Award” means an Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

3.                                   ISSUANCE OF AWARDS

3.1                            The persons eligible for participation in the Plan as Holders shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Awards; and (ii) Non-Employees and/or Controlling Shareholders may only be granted 3(i) Awards.

3.2                           The Company may designate Awards granted to Employees pursuant to Section 102 as Unapproved 102 Awards or Approved 102 Awards.

3.3                           The grant of Approved 102 Awards shall be made under this Appendix, and shall be conditioned upon the approval of this Appendix by the ITA.

3.4                           Approved 102 Awards may either be classified as Capital Gain Awards (“CGAs”) or Ordinary Income Awards (“OIAs”).

3.5                           No Approved 102 Awards may be granted under this Appendix to any eligible Employee, unless and until, the Company’s election of the type of Approved 102 Awards as CGA or OIA granted to Employees (the “Election”), is appropriately filed with the ITA. Such Election shall become effective beginning the first date of grant of an Approved 102 Award under this Appendix and shall remain in effect at least until the end of the year following the year during which the Company first granted Approved 102 Awards. The Election shall obligate the Company to grant only the type of Approved 102 Award it has elected, and shall apply to all Holders who were granted Approved 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Awards simultaneously.

3.6                           All Approved 102 Awards must be held in trust by a Trustee, as described in Section 4 below.

3.7                           For the avoidance of doubt, the designation of Unapproved 102 Awards and Approved 102 Awards shall be subject to the terms and conditions set forth in Section 102.

3

4.                                      TRUSTEE

4.1                               Approved 102 Awards which shall be granted under this Appendix and/or Shares allocated or issued upon exercise or vesting of such Approved 102 Awards and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Holder for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”). In the case the requirements for Approved 102 Awards are not met, then the Approved 102 Awards may be regarded as Unapproved 102 Awards, all in accordance with the provisions of Section 102.

4.2                               Notwithstanding anything to the contrary, the Trustee shall not release any Shares allocated or issued upon exercise or vesting of Approved 102 Awards prior to the full payment of the Holder’s tax liabilities, if any, arising from Approved 102 Awards which were granted to him and/or any Shares allocated or issued upon exercise or vesting of such Awards.

4.3                               With respect to any Approved 102 Award, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, a Holder shall not sell or release from trust any Share received upon the exercise or vesting of an Approved 102 Award and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if  any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Holder.

4.4                               Upon receipt of any Approved 102 Award, the Holder will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Appendix, or any Approved 102 Award or Shares granted to him thereunder.

5.                                      THE AWARDS

The terms and conditions upon which the Awards shall be issued and exercised or vest, as applicable, shall be as specified in the Israeli Award Agreement to be executed pursuant to the Plan and to this Appendix. Each Israeli Award Agreement shall state, inter alia, the number of Shares to which the Award relates, the type of Award granted thereunder (whether a CGA, OIA, Unapproved 102 Award or a 3(i) Award), and any applicable vesting provisions and exercise price that may be payable.

Until the consummation of an initial public offering of the Company’s shares, such Shares shall be voted by an irrevocable proxy (the “Proxy”) pursuant to the directions of the Board, such Proxy to be assigned to the person or persons designated by the Board. Such person or persons designated by the Board shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising of any act or omission to act in connection with the voting of such Proxy unless arising out of such member’s own fraud or bad faith, to the extent

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permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the person(s) may have as a director or otherwise under the Company’s incorporation documents, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise. Without derogating from the above, with respect to Approved 102 Awards, such shares shall be voted in accordance with the provisions of Section 102 and any rules, regulations or orders promulgated thereunder.

6.                                      FAIR MARKET VALUE

Without derogating from Section 1 of the Plan and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the date of grant of the CGAs, the fair market value of the Shares at the date of grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

7.                                      EXERCISE OF AWARDS THAT ARE OPTIONS TO PURCHASE SHARES

Awards that represent options to purchase Shares shall be exercised by the Holder by giving a written notice to the Company, in such form and method as may be determined by the Company and, when applicable, by the Trustee, in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company and the payment of the exercise price for the number of Shares with respect to which the Award is being exercised, at the Company’s principal office. The notice shall specify the number of Shares with respect to which the Award is being exercised.

8.                                      ASSIGNABILITY AND SALE OF AWARDS

8.1.                            Notwithstanding any other provision of the Plan, no Award or any right with respect thereto, or purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Holder each and all of such Holder’s rights with respect to an Award shall belong only to the Holder.

Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

8.2                               As long as Awards or Shares purchased or issued hereunder are held by the Trustee on behalf of the Holder, all rights of the Holder over the shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

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9.                                      INTEGRATION OF SECTION 102 AND TAX ASSESSING OFFICER’S PERMIT

9.1.                            With regards to Approved 102 Awards, the provisions of the Plan and/or the Appendix and/or the Israeli Award Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Appendix and of the Israeli Award Agreement.

9.2.                            Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Appendix or the Israeli Award Agreement, shall be considered binding upon the Company and the Holders.

10.                               DIVIDEND

Subject to the provisions of the Plan, with respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Awards) allocated or issued upon the exercise or vesting of Awards purchased or received, as applicable, by the Holder and held by the Holder or by the Trustee, as the case may be, the Holder shall be entitled to receive dividends, if any, in accordance with the quantity of such Shares, subject to the provisions of the Company’s By Laws (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

11.                               TAX CONSEQUENCES

11 .1                     Any tax consequences arising from the grant, exercise or vesting of any Award, from the payment for Shares covered thereby or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the Holder), hereunder, shall be borne solely by the Holder.  The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source.  Furthermore, the Holder shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Holder.

11.2                        The Company and/or, when applicable, the Trustee shall not be required to release any share certificate to a Holder until all required payments have been fully made.

11.3                        With respect to Unapproved 102 Award, if the Holder ceases to be employed by the Company or any Affiliate, the Holder shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

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12.                             TERM OF PLAN AND APPENDIX

Notwithstanding anything to the contrary in the Plan and in addition thereto, the Company shall obtain all approvals for the adoption of this Appendix or for any amendment to this Appendix as are necessary to comply with (i) any applicable law, including without limitation U.S. securities laws and the securities laws of any other jurisdiction applicable to Awards granted to Holder under this Appendix, (ii) any national securities exchange on which the Shares are traded , and (iii) any applicable rules and regulations promulgated by the U.S. Securities and Exchange Commission.

13.                             GOVERNING LAW & JURISDICTION

This Appendix shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Appendix.

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